Strategic Development Partnership and Co-Investment Agreement

Between Morgan Hughes Energy ("MHE") and Rise Gold Corp. ("Rise")

Date: March 3, 2026

1. Purpose

Rise and MHE intend to collaborate to secure the regulatory, political, and federal support required to reopen and operate the Idaho-Maryland Mine ("IMM") in Nevada County, California - a project of national significance for U.S. critical-minerals supply (gold and tungsten). This Agreement formalizes MHE's role as a Strategic Development Partner and Co-Investor, aligning its success directly with the value creation of the project.

2. Scope of Work

Subject to the terms of this Agreement, Rise hereby engages MHE to perform the following services (the "Services"), and MHE accepts such engagement on the terms and conditions set forth herein:

a) Federal Engagement & Policy Alignment - Coordinate with the White House, NSC, DOE, DOW, and Commerce to align IMM with U.S. critical-minerals and defense-industrial-base priorities.

b) State & Local Integration - Support engagement with California state and county authorities to facilitate permitting or recognition of vested mining rights.

c) Congressional & Stakeholder Outreach - Cultivate relationships with Members of Congress, committees, and policy organizations to reinforce federal interest and funding eligibility.

d) Strategic Communications - Develop messaging that positions IMM as a clean, job-creating, national-security asset.

e) Litigation Support (Non-Legal) - Provide policy documentation and correspondence that strengthen

Rise's legal and settlement posture.

f) Investment & Partnership Development - Introduce potential strategic or financial investors aligned with U.S. critical-minerals policy.

3. Term

This Agreement shall have an initial term (the "Term") of eighteen (18) months from the Effective Date, which may be renewable by mutual consent of the parties.

4. Consideration

Subject to the requirements of the Canadian Securities Exchange, MHE shall be entitled to the following in consideration for its provision of the Services:

a) Performance-Based Equity

On the date which is five (5) business days after the date this Agreement, Rise will issue to MHE an aggregate of 18,000,000 warrants of Rise ("Warrants") to purchase one share of common stock of Rise at a price of USD $0.40 per share until December 31, 2029, which Warrants shall be certificated in substantially the form attached hereto as Schedule "A" and shall vest and only become exercisable as follows:

i. Federal Recognition Milestone: as to 9,000,000 Warrants, within 10 business days of issuance of an official letter or public designation by any U.S. federal department or agency identifying IMM as a U.S. critical-minerals or national-security project, provided that such letter is issued during the Term of this Agreement.

ii. Legal Enablement Milestone: (i) as to 4,500,000 Warrants, within 10 business days of issuance by a U.S. federal government agency of a letter of intent to provide funding (debt, equity or grant) for Rise and/or its exploration and development of IMM; and (ii) as to 4,500,000 Warrants, within 10 business days of such funding ("Funding") provided that the Funding happens during the Term of this Agreement.

b) Success Fee upon Funding

If Funding happens during the Term of this Agreement or during the 18 month period following the Term, or if this Agreement is terminated for any reason and funding happens within 18 months of such termination, then, within ten (10) business days of Funding, Rise shall pay MHE a one-time cash success fee of USD $1,500,000. This payment shall be in addition to all equity or other milestone- based consideration described herein and shall not be offset or reduced by any prior or future payments to MHE.

c) Board Representation

Upon Funding, MHE shall be entitled to one (1) seat on Rise's Board of Directors (or equivalent observer right if public-company rules limit immediate appointment) for as long as MHE maintains ≥ 5% ownership (calculated on a fully-diluted basis).

d) Optional Protective Reimbursement

If either (i) MHE has fulfilled its obligations in good faith but none of the milestones set out in section 4(a) or (b) has occurred for reasons outside MHE's control; or (ii) the agreement is terminated for any reason Rise shall pay MHE a one-time success-pursuit reimbursement of USD $250,000, or, upon mutual agreement, 1,800,000 Warrants which shall vest immediately and become exercisable by MHE for twelve months, notwithstanding the expiry date of the Warrants.

5. Governance and Information Rights

MHE shall provide bi-weekly strategic updates to Rise's CEO. Rise shall coordinate communications with MHE through its CEO and counsel. MHE will receive reasonable access to project data in respect of IMM to MHE necessary to perform its duties.

6. Assignment

Rise may not assign or transfer its rights or obligations under this Agreement without the prior written consent of MHE. MHE may only assign or transfer its rights or obligations under this Agreement to an affiliate without the prior written consent of Rise.

7. Termination

Either party may only terminate this Agreement upon the default of the other Party with thirty (30) days' written notice in order to provide an opportunity to cure. All vested and contingent rights tied to milestones achieved or demonstrably caused by MHE remain binding.

8. Confidentiality

During the term of this Agreement, MHE may receive or have access to certain non-public information relating to the business, operations, products, services, customers, or affairs of the Company, including trade secrets, technical information, business plans, processes, methods, and other proprietary information (collectively, "Confidential Information").

Confidential Information shall not include information that: (i) is or becomes publicly available other than through a breach of this Agreement by MHE; (ii) was lawfully known to MHE prior to disclosure by the Company; (iii) is independently developed by MHE without use of or reference to the Confidential Information; or (iv) is lawfully received by MHE from a third party without restriction or breach of any obligation of confidentiality.

MHE agrees to use the Confidential Information solely for purposes of performing its obligations under this Agreement and not to disclose such Confidential Information to any third party except as necessary to perform such obligations or as required by applicable law or regulation, provided that, where legally permissible, MHE gives the Company prompt notice of any such required disclosure.

MHE shall protect the Confidential Information using at least the same degree of care it uses to protect its own confidential information of a similar nature, but in no event less than a reasonable degree of care. All Confidential Information shall remain the property of the Company. Nothing in this Agreement shall be construed to transfer to the Company any ownership interest in MHE's pre-existing materials, methodologies, tools, templates, know-how, or general professional experience, whether developed before or during the engagement.

Upon termination or expiration of this Agreement, MHE shall, at the Company's request, promptly return or destroy all Confidential Information in its possession or control, except that MHE may retain one archival copy solely for legal, regulatory, insurance, or internal compliance purposes, subject to the confidentiality obligations set forth herein.

The obligations of confidentiality and non-use under this Agreement shall survive termination of this Agreement for a period of three (3) years, provided that Confidential Information constituting a trade secret under applicable law shall be protected for so long as it remains a trade secret.

MHE acknowledges that unauthorized disclosure of Confidential Information may cause irreparable harm to the Company for which monetary damages may be inadequate, and that the Company shall be entitled to seek injunctive or equitable relief, in addition to any other remedies available at law or in equity, in the event of a breach of this clause.

9. Representation to U.S. Government

For purposes of engagement with U.S. agencies and stakeholders, Rise acknowledges MHE as its Strategic Development Partner and Co-Investor in the Idaho-Maryland Mine project. This designation authorizes MHE to represent that it holds or is earning an equity interest in Rise and is acting as a U.S. industrial participant aligned with federal critical-minerals policy.

10. Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, U.S.A., without regard to its conflict-of-laws principles. Any dispute arising hereunder shall be brought in the state or federal courts located within the Commonwealth of Virginia, and each party consents to the personal jurisdiction of such courts.

11. Authority of MHE

MHE shall have no right or authority, express or implied, to commit or otherwise obligate Rise in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by Rise.

12. Successors

This Agreement shall be binding upon and shall inure to the benefit of MHE and Rise and to their permitted successors and assigns.

13. Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof. This Agreement may not be modified in any respect by any verbal statement, representation, or agreement made by any employee, officer, or representative of Rise, or by any written documents unless it is signed by an officer of Rise and by MHE.

14. Further Assurances

The parties hereto agree from time to time after the execution hereof to make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

15. Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

16. Outside Activities; Waiver of Corporate Opportunities.

(a) Freedom of Investment. Rise and its shareholders acknowledge and agree that MHE and its Affiliates (i) have participated, and will continue to participate, in various investments and business activities, and (ii) may have now, or may in the future acquire, interests in businesses that directly or indirectly compete with Rise's business or are suppliers or customers of Rise.

(b) No Duty to Offer. To the fullest extent permitted by applicable law, neither MHE nor any of its Affiliates (including any director designated by MHE) shall have any duty to refrain from (i) engaging in the same or similar business activities as Rise, or (ii) doing business with any client, customer, or vendor of Rise.

(c) Waiver. In the event that MHE or any of its Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both Rise and MHE, MHE shall have no duty to communicate or offer such opportunity to Rise. Rise hereby waives any claim that such opportunity constituted a "corporate opportunity" and any claim of breach of fiduciary duty by MHE or its designated directors arising therefrom.

(d) Restricted Use. Notwithstanding anything to the contrary in Section 17 (a)-(c), MHE agrees that all Confidential Information (as defined herein) provided by Rise shall be used solely for the purpose of monitoring and managing its investment in Rise. MHE shall not use any Confidential Information to gain a competitive advantage for itself or any other portfolio company or affiliate, nor shall it disclose such information to any portfolio company or Affiliate that is a direct competitor of Rise.

(e) Information Firewalls. To the extent MHE or its Affiliates hold an interest in a direct competitor, MHE shall implement and maintain reasonable "ethical walls" or information barriers. These barriers shall ensure that (i) no Confidential Information of Rise is shared with the management or board members of the direct competitor, and (ii) MHE's representatives serving on the board of such direct competitor do not have access to Rise's proprietary data, technical specifications, or non-public strategic plans.

(f) Recusal. MHE and Rise agree that the MHE's designated director shall recuse themselves from any portion of a Rise Board meeting where the Rise Board discusses sensitive competitive strategy specifically directed at a portfolio company or Affiliate owned by Rise, or where a conflict of interest would reasonably be expected to arise.

Signatures

Rise Gold Corp.	Morgan Hughes Energy ("MHE")

David Watkinson, Chief Executive Officer	Gregory Bloom, President

SCHEDULE "A"

FORM OF WARRANT CERTIFICATE

(See attached)